EXHIBIT 3.3

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After issuance of Stock)

                             ADVERTAIN ON-LINE, INC.
                               Name of Corporation

We the undersigned Robert Knight, President and Robert Knight, Secretary of Advertain On-Line, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held June 6, 2001 adopted a resolution to amend the original Articles of Incorporation.

         Article 1: Change name of corporation from Advertain On-Line, Inc. to RetinaPharma International, Inc.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 8,181,720; that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                /s/ Robert Knight
                                    President

                                /s/ Robert Knight
                                    Secretary

ACKNOWLEDGMENT:
PROVINCE OF BRITISH COLUMBIA
COUNTY OF NEW WESTMINSTER

On June 6, 2001 Robert Knight personally appeared before me, a Notary Public, acknowledged he executed the above instrument on behalf of said Corporation.

                            /s/ Kerry Deane-Cloutier
                                Notary Public
                                Barrister and Solicitor
                                MacLeod Thorson Darychuk
                                #310 - 2755 Lougheed Hwy.
                                Port Coquitlam BC   V3B 5Y9